Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-156881) and on Form S-8 (File Nos. 333-156882 and 333-53600) of our report dated March 14, 2014, on the consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011, which report is included in MutualFirst Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

BKD, LLP

Indianapolis, Indiana

March 14, 2014